Exhibit 5.1

[F.N.B. Corporation Letterhead]

February 24, 2016

Board of Directors

F.N.B. Corporation

12 Federal Street

One North Shore Center

Pittsburgh, PA 15212

Ladies and Gentlemen:

I am the Chief Legal Officer of F.N.B. Corporation (the “Company”), and I am familiar with the proceedings taken by the Company in connection with the preparation and filing of the two prospectus supplements (collectively, the “Prospectus Supplements”) to the Registration Statement on Form S-3 of the Company, Registration No. 333-204274 (the “Registration Statement”), that are being filed on the date hereof with the Securities and Exchange Commission pursuant to Rule 424(b)(5) promulgated under the Securities Act of 1933, as amended, with respect to (1) the proposed issuance by the Company of 1,078,191 shares of the common stock of the Company, $0.01 par value per share (the “Company Common Stock”), pursuant to outstanding equity awards of Metro Bancorp, Inc. (“Metro”) which are held by former employees, including officers, of Metro, and (2) the proposed issuance by the Company of 498,788 shares of Company Common Stock pursuant to outstanding equity awards of Metro which are held by former non-employee directors, directors emeritus, advisory directors and consultants of Metro. Such awards were converted into equity awards relating to Company Common Stock upon completion of the merger of Metro with and into the Company on February 13, 2016, and in accordance with the terms of the Agreement and Plan of Merger between the Company and Metro, dated as of August 4, 2015. The shares of Company Common Stock to which the Prospectus Supplements to the Registration Statement relate, as further described in the Prospectus Supplements to the Registration Statement, are referred to herein as the “Registered Common Stock.”

As counsel to the Company, I have participated in all corporate proceedings in connection with the preparation and filing of each Prospectus Supplement to the Registration Statement. I have also examined the Company’s Articles of Incorporation and By-Laws, as amended to date, the corporate minutes and other proceedings and the records relating to authorization and offering of the Registered Common Stock, and such other documents and matters of law as I have deemed necessary or appropriate in order to render this opinion. In rendering this opinion, I have, with your consent, assumed the genuineness of all signatures or instruments relied upon by me, and the conformity of certified copies submitted to me with the original documents to which such certified copies relate.

Based upon the foregoing, it is my opinion that the Registered Common Stock, when issued by the Company as described in the applicable Prospectus Supplement to the Registration Statement, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. By providing such consent, I do not admit that I come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Respectfully,

/s/ James G. Orie, Esquire

James G. Orie, Esquire

Chief Legal Officer